CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Regulation A Offering Circular on Form 1-A of our report dated January 28, 2016 with respect to the audited balance sheet of Hemp Natural, Inc. (the "Company") as of November 30, 2015 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from November 13, 2015 (date of inception) through November 30, 2015

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 28, 2016